Exhibit 99.2

APPX - Q1 2004 American Pharmaceutical Partners, Inc. Earnings Conference Call

Event Date/Time: Apr. 21. 2004 / 11:30AM ET

CORPORATE PARTICIPANTS

Patrick Soon-Shiong

American Pharmaceutical Partners Inc. - Chairman, President, CEO

Nicole Williams

American Pharmaceutical Partners Inc. - CFO

Derek Brown

American Pharmaceutical Partners Inc. - Co-COO

Jeffrey Yordon

American Pharmaceutical Partners Inc. - Co-COO

CONFERENCE CALL PARTICIPANTS

Robert Jaffe

PondelWilkinson Inc

Elliot Wilbur

•	Analyst

Greg Gilbert

•	Analyst

PRESENTATION

Operator

Good morning. My name is Casey (ph.). We apologize for the delay due to participants signing in late. At this time, I would like to welcome everyone to the American Pharmaceutical Partners 2004 First Quarter Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. If you would like to ask a question during this time simply press “*” then the number “1” on your telephone keypad. If you would like to withdraw your question press the “*” then the number “2” on your telephone keypad. Thank you. Mr. Jaffe, you may begin your conference.

Robert Jaffe - PondelWilkinson Inc

Thank you operator. Good morning, everyone and thank you for joining us today to discuss American Pharmaceutical Partners 2004 first quarter financial results. On the call today are Patrick Soon-Shiong, APP’s Chairman, President, and C.E.O.; Nicole Williams, the Company’s Chief Financial Officer; and Derek Brown and Jeffrey Yordon, Co-Chief Operating Officers of the Company.

First, in-housekeeping issues before we start. If you would like to be added to APP’s fax and e-mail list to receive company information or if you would like to change your contact information, please contact Gladys Perez (ph.), PondelWilkinson at 323-866-6081.

In addition, we advice that this conference call is being broadcast live on the Internet at www.appdrugs.com as well as www.fulldisclosure.com. A playback of this call will be available for one year and may be accessed on the Internet of both website. Finally, note that all the information discussed on the call today is covered under the Safe Harbor provisions of the Litigation Reform act. The Company’s discussion today will include forward-looking information reflecting management’s current forecast of certain aspects of the Company’s future. Actual results could differ materially from those stated or implied by our forward-looking statements due to risk and uncertainties associated with the Company’s business. Risk factors associated with our business are set forth in our 10-K which has already been filed. And we suggest that you read this and all of our future filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements.

With that said let me turn the call over to Nicole Williams.

Nicole Williams - American Pharmaceutical Partners Inc. - CFO

Thank you Robert and good morning everyone. APP’s first quarter 2004 net sales increased 10% to $89.2 million which was inline with consensus estimate. During the quarter, the Company incurred pre-launch of Abraxane expenses totaling $7.1 million or 6 cents per diluted share that resulted in a first quarter net income being $11.8 million or 16 cents for fully diluted share.

Looking at the key elements of the first quarter, net sales growth was fueled primarily by continued strong demand for most recently launched product as well as increased demand for certain anti-infective during the quarter. The sales growth was offset by continuing price erosion on certain products, which contributed to an approximate $10 million increase in our chargeback reserve over year-end 2004 level. In this quarter, our plant shutdown was longer than typical for our Chicago manufacturing facility in which we did significant improvements and upgrade. These upgrades will strengthen our manufacturing capabilities for the base business and ensure an even more robust production capability for Abraxane. Gross margin as a percent of net sales was 49.8% versus 56.7% for the comparable period last year. This decline reflects the impact of the extended plant shutdown at the beginning of the quarter as well as certain anticipated price declines on products launched in the last couple of years. Absent the extended shutdown, however, which

APPX - Q1 2004 American Pharmaceutical Partners, Inc. Earnings Conference Call

resulted in an increased manufacturing variance of 1.3 million over last year’s first quarter; the gross margins for the quarter would have been in excess of 51% for the quarter.

First quarter research and development expense totaled $7.1 million of which $2 million was related to Abraxane pre-launch production activity. SG&A expenses during the first quarter grew $6.3 million again with 5 million of that increase relating to the ramp up of the Abraxane sales and marketing program. Excluding the Abraxane ramp up, SG&A was 15.1% of sales in the first quarter this year versus 13.9% of sales in last year’s first quarter reflecting increased headcount and infrastructures in the base business. Cash flow from operations was basically neutral in the quarter reflecting the funding of the 7.1 million in Abraxane pre-launch expenses and the acquisition of over 6 million in raw material inventory.

Capital expenditures for the quarter totaled 5.5 million. We should note that raw material inventories at quarter-end include approximately 30 million of paclitaxel raw material. We believe there are current cash on hand of approximately 54 million and future operating cash flow combined with the 50 million available under our credit agreement should provide sufficient liquidity over the foreseeable future.

Now, I would like to spend a few minutes reiterating our expectation for 2004. APP continues to expect that 2004 base product sales will grow in the excess of 20% over 2003 level with the growth substantially driven by anticipated product launches in the third and fourth quarters including the launch of two products towards the Company as it obtains tentative approval with Fluconazole and Carboplatin, which are pending only the expiration of the original and possible pediatric extension innovative test. Gross margins of the base business this year is anticipated to be in the low-to-mid 50% range of net sales for 2004 as previously noted. And APP continues to prepare for the potential approval of Abraxane’s NDA and we are currently assuming [early] fourth quarter product launch. We anticipate that Abraxane related direct expenses will be approximately $40 million for all of 2004. In addition, APP expects to pay an expense of the $10 million milestone payment upon FDA acceptance of Abraxane NDA filing in the 2004 second quarter, and to pay the 15 million milestone payment upon FDA approval of the NDA for Abraxane. The FDA approval milestone payment would be capitalized and amortized over the estimated life of the product. With those comments, I would like to turn the call over to Patrick Soon-Shiong Patrick.

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

Thanks Nicole. We are really pleased with the ongoing strength in the base business during this quarter, and we believe with the 20 ANDA’s content filed with the FDA the Company is well positioned for strong growth this year, particularly in the second half of 2004. That may be reflected in some of the events happening during this quarter, and during the first quarter we launched Steri-Tamp, which is a unique tamper resistant seal that could reduce dispensing hours and improve hospital patient safety. In addition, Piperacillin, a narrow spectrum antibiotic for pseudomonas, which is an infection typically acquired from hospital [phase] was launched.

In late launch, we signed a multi-year primary vendor contract with one of the country’s largest oncology GPOs, which should further strengthen our ability to grow our oncology market share. As Nicole mentioned, the shutdown that occurred during this quarter was longer than typical. This investment in time, however, we believe is well worth it in terms of strengthening our manufacturing capabilities through the base business and ensuring even more robust production capability for Abraxane.

With that let me now provide a brief update on the status of Abraxane. And as we previously announced, the NDA submission for Abraxane was filed in March 8th. After 60 days from this date of filing that the FDA will notify us if the NDA has accepted the filing. We continue to plan on expected launch for Abraxane in the fourth quarter of this year and then [inaudible] with both our initial complement of our senior sales and marketing professionals including approximately 80 sales representatives the majority of whom have over 10 years of major pharmaceutical oncology experience. In addition, in this quarter we were successful to recruit one of the country’s top national accounts sales manager. Abraxane as we have always previous reported is also being studied for a number of cancers and trials that have initiated for lung and melanoma in this country. So looking ahead we are also pleased to announce that three abstracts have now been accepted for presentation at the upcoming ASCO Annual Meeting in June, which would be a pretty exciting meeting for us, and we look forward to seeing some of you there.

And a final note before we open-up for questions. Next week we will be presenting at the CIBC Annual Biotechnology and Specialty Pharmaceutical conference in New York, and Nicole and Jeff will be in attendance at that meeting. With that said and for the time available Nicole, Jeff, Derek, Jeff and I would be happy to address any questions you may have Operator.

APPX - Q1 2004 American Pharmaceutical Partners, Inc. Earnings Conference Call

QUESTIONS AND ANSWERS

Operator

At this time I would like to remind every one if you would like to ask a question press “*” then the number “1” on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Elliot Wilbur.

Elliot Wilbur — Analyst

Good morning Thanks for taking the question. I have a couple of lines question with respect to Abraxane for Patrick, you mentioned that three abstracts have been accepted from presentation at ASCO, can you disclose the subject matter of the abstracts and is there a possibility that some of these will be presented at you know, some sort of oral form?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

Yeah, we have and without going to obviously the details of the abstracts. The three abstracts all obviously related to Abraxane. Two of them relate to a weekly dosing strategy. One of the two relates to the results now in patients who have availed Taxol and Taxotere and they are pretty exciting results from that the perspective. And the third one relates to the pharma-economic study which was completed of looking at the cost savings of Abraxane vis-a-vis the other Taxane, including Taxol and Taxotere. With regards to an oral presentation we believe these abstracts we have posted in the oral presentation there is — I do know of a forum at ASCO which is a rather new forum called Best of ASCO in which presentations are refused and made other times of the meetings that may be accepted and the San Antonio presentation in which we presented orally the Phase III data, — I am not sure whether that either will be a kind of this or will be accepted as Best of ASCO, but that may be indeed a possibility that I can’t guide to because I have no idea about that.

Elliot Wilbur — Analyst

Okay that’s something within the ASCO committee members control then?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. -Chairman, President, CEO

Yes.

Elliot Wilbur — Analyst

Okay just a follow up question on the taxane refractory study then, is that going to — will we see data from all I believe 150 patients?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

Yes I think so I — again I don’t want to get into the details of the abstract but the — as you may recall I think couple of ASCOs ago we presented the initial results of the weekly dose to the 100 milligrams/m2 and then we have [inaudible] then because we saw very little toxicity, it went up to a 125 milligrams/m2 and I think what you will be seeing now is the data from both doses and at a number of occasions in excess of 100.

Elliot Wilbur — Analyst

Okay, I think you partially answered my second question here but, you know, obviously the plant shutdown had something to do with, you know, adding or upgrading capacity to prepare for Abraxane production, I am not sure if there is any clues in there with respect to you know pre-approval inspection or not, but Patrick if there’s any thing you can share with us in terms of additional communications from FDA or progress on establishing pre approved inspection date?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. -Chairman, President, CEO

Yeah, well as I said in our comments and as well as in the press release. We’ve made a commitment to supporting both the base business and Abraxane and the [inaudible] capacity, which we’ve as you know have enhanced over time in this particular plant. And longer than typical but I think a good investment in time and asset for the long-term strength and fundamentals of the company was to do this and we did this in this quarter. Obviously it all came in anticipation of making available the production capabilities for Abraxane and also in anticipation obviously of the pre-approval inspection. I am over resistance to give you any guidance other than to say with regard to the pre-approval date other than say that we are very comfortable

APPX - Q1 2004 American Pharmaceutical Partners, Inc. Earnings Conference Call

with our interactions with the FDA thus far and to actually FDA is on going.

Elliot Wilbur — Analyst

Okay, and then just one last question here on Abraxane, certainly got a lot of questions regarding the potential pricing strategy for the product, I am not sure if there is any thing you can share with us at this juncture or not, but you know any comments you can provide on, your thoughts on the pricing and product relative to just you know [paclitaxel].

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

And again we have [inaudible] if you see examining that right now by examining both you know the pharm-economic benefit of the drug in fact you know the as said the ASCO abstract will shed some significant light on significant pharm economic benefits of Abraxane over both Taxol and Taxotere. In that light together with analysis of the dynamics and we are doing our surveys; it’s a little pre-mature for us to even address this publicly but we are looking at that very seriously.

Elliot Wilbur — Analyst

Okay and just a final two part question for Nicole, Nicole could you repeat your comments regarding the $10 million increase in your charge-back reserves?

Nicole Williams - American Pharmaceutical Partners Inc. - CFO

Right, simply as you know we are trying to keep the charge-back reserve current based on the units that we tracking in the wholesaler inventory pipeline and current pricing in the marketplace and that reserve will move up and down depending on volume and pricing in the marketplace. I just want to note that we had a significant move up in that both because of strong volume growth and also because of certain recent price declines that were expected in the product.

Elliot Wilbur — Analyst

Okay, so that was a $10 million sequential increase?

Nicole Williams - American Pharmaceutical Partners Inc. - CFO

Right, sequential from fourth quarter 2003, — fourth quarter 2003 we reported in the 10-K our charge-back reserve at the end of each year. We do not report it quarterly simply for the reason that it does move up and down quite a bit but this was significant increase over the 58 million at year-end.

Elliot Wilbur — Analyst

Okay, then could I ask you about the — you mentioned that the plant shutdown caused roughly $1.3 million negative variance I am just wondering you know how you come up with that number?

Nicole Williams - American Pharmaceutical Partners Inc. - CFO

It is very simple, we just compare the manufacturing variances in the first quarter of 2003 and against our manufacturing variances in the first quarter this year and it was $1.3 million increase and it’s attributable to the longer than typical shutdown of the Chicago facility.

Elliot Wilbur — Analyst

Okay, but that — I mean that wouldn’t account for any lost revenue associated with you know — assuming that plant shutdown?

Nicole Williams - American Pharmaceutical Partners Inc. - CFO

Well indeed in fact it did we didn’t comment on that but it did increase our back orders a bit in the beginning of the first quarter by over 6 million and that is terrific evidence.

Elliot Wilbur — Analyst

Okay, alright thank you.

Operator

You’re next question comes from Greg Gilbert

APPX - Q1 2004 American Pharmaceutical Partners, Inc. Earnings Conference Call

Greg Gilbert - Analyst

Thanks I have a couple first Patrick do you think there is a chance if Bristol does not get pediatric exclusivity on Carboplatin and if so would you be ready to launch?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

Obviously I can’t predict. As you know Greg, Bristol has filed the pediatric exclusivity request with the FDA, and I think as I understand the regulation that the FDA has 90 days of which in to respond. It’s hard for me to predict one way or the other as you know or may know the indication — the company’s indication is for ovarian cancer and whether or not the FDA will believe that Carboplatin is used for ovarian cancer in pediatrics which is very, very rare, it is not unheard of. So I don’t know I can’t predict what’s going to happen my guess would be no, but that’s purely a guess. With regard to our ability to launch if indeed that were to occur the answer is yes.

Greg Gilbert — Analyst

But your 20% or better revenue growth goal is based on then getting a pediatric extension?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

Correct we’ve conservatively made an assumption that we will get the pediatric extension so therefore we said you know, both the guidance and anything else that really the delayed second half of ‘04 is when we ramp out in October.

Greg Gilbert — Analyst

And I don’t doubt your company’s ability to gain significant share in that market but have you been conservative in the event that Bristol reaction, a way that they did in the Taxol market and that the generics don’t make significant money, I mean, there are what five or so companies involved in this product that fairly is how much conservatism went into what you are looking for on a pricing standpoint for that product?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

I don’t know if we discussed pricing publicly, but, you know, I think, again we have taken a conservative approach. We feel comfortable of our knowledge of the marketplace.

Greg Gilbert — Analyst

Thanks.

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

And although we have taken a conservative approach by taking it in the fourth quarter and we have also obviously accommodated our knowledge of what’s in the marketplace, Greg.

Greg Gilbert — Analyst

Okay. And then a couple of Abraxane question. One going back to the pivotal, which you may have addressed before, but I need to be straightened down on it, there has been some controversy about the Taxol response rate in the pivotal study. Can you review briefly for us, what you had expected it to be in your conversations with FDA, and if it was different from that level, is that a risk to approvability that seems to experience some people have?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

Well, I am glad you brought that question up, because, I know it related to risks, which we have done and hopefully a multiple times. Frankly, if you look at the or read the transcripts which is available on the [thought] readers presenting the data that the San Antonio conference. This question was addressed head on and the simple answer in fact, is there is no difference. So, this controversy of there being a difference is a non-existent issue. So, it is very difficult for us to address an issue that doesn’t exist, but let’s assume that these should exist we better than.

Greg Gilbert — Analyst

Thanks.

APPX - Q1 2004 American Pharmaceutical Partners, Inc. Earnings Conference Call

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

The Taxol response in our Phase III study for all patients is not different at all. This is all patients in the — which we looked in the constant intervals, And if you have had a look at the first line patients, meaning patients who have received no previous other chemotherapy, which is the easiest way to compare — another, which is by the way in itself non-scientific. Having said that, the best trial to compare that to is the Eli Lilly trial where they took first line patients and compared Taxol versus and gemcitabine and Taxol. If you take the Taxol only on in that first line patients and we take the Taxol only on in our trial they are exactly the same. So I am not sure how to respond to conspiracy about the difference that when there is not difference.

Greg Gilbert — Analyst

So your long story showed your confidence that this is not an issue for FDA. That it is a [rest] to you?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

Correct.

Greg Gilbert — Analyst

Okay. And then my last question, Patrick to you is, you know, I wanted to ask whether you are in discussions with any other company at the current time regarding either a major M&A transaction or Abraxane partnerships?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

We are always in discussions with rather Abraxane with regard to the European issue but nothing to do with APP on the European issue. Obviously, I can’t comment at this point in time one way or the other regard to that issue for you.

Greg Gilbert — Analyst

The general M&A question or the Abraxane question?

Patrick Soon-Shiong - American Pharmaceutical Partners Inc. - Chairman, President, CEO

Both.

Greg Gilbert — Analyst

Okay. Thanks a lot guys.

Robert Jaffe - PondelWilkinson Inc

Okay. That’s the last question then I really want to thank you for joining us today and again we look forward to seeing you at the CIBC conference at which Nicole and Jeffrey will be in attendants and report and reporting our further progress throughout this year. Thank you.

Operator

Thanks for participating in today’s conference. At this time, you may now disconnect.

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